Exhibit 19.1
INOTIV, INC.
INSIDER TRADING POLICY

Version Effective Date: December 3, 2024
Purpose
Federal and state securities laws prohibit individuals from trading in the securities of a company while they are aware of material information about that company that is not generally known or available to the public. Such trading is often referred to as "insider trading." The purpose of this Insider Trading Policy (this "Policy") is to prevent insider trading or allegations of insider trading, and to protect the reputation for integrity and ethical conduct of lnotiv, Inc. (the "Company"). As more fully detailed below:

•You may not purchase or sell Company securities while in possession of material non-public information, nor may you disclose such information to outsiders who may reasonably be expected to trade the Company's securities.
•The consequences of violating this Policy can be severe and include criminal and civil penalties, as well as employment-related repercussions.
•This Policy obligates you to keep all internal Company information confidential, subject to only limited exceptions.

Applicability of Policy and Certain Definitions
A.    Covered Companies. This Policy applies to:
1.Company Personnel. All directors, officers and employees of the Company and its subsidiaries (“Company Personnel”), as well as members of their immediate families and others living in the same household.
2.Consultants and Advisors. All consultants and advisors to the Company and its subsidiaries whose work brings them into contact with material non-public information.
3.Related Parties. Any other person or entity, including a trust, corporation, partnership or other association, whose transactions in the Company’s securities are directed by any person covered by paragraphs (1) or (2) above or are subject to that person’s influence or control.

The individuals and entities described in paragraphs (1), (2) and (3) above are “Covered Persons.”

B.    Covered Companies. This Policy applies to the trading in the securities of:
1.the Company;
2.any other company while you are aware of material, non-public information concerning that company when that information was obtained in the course of your service to the Company; these other publicly-traded companies may include suppliers, customers, business partners, competitors and potential merger or acquisition parties; and
3.any other company, the stock price of which may be impacted once there is disclosure of material, non-public information you have obtained in the course of your service to the Company (even if the information is not about that other company), such as economically-linked companies, such as competitors of the Company, or companies in the same business or market space as the Company.

C.    Covered Transactions. The securities trading that this Policy covers includes purchases, sales, and any other transfers, including gifts, of common stock, options to acquire common stock, and any other securities the Company may issue from time to time, such as preferred stock, warrants, and convertible debentures, and purchases and sales of derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.

The Policy’s trading restrictions do not apply to the purchase of Company stock through the exercise of stock options granted by the Company (whether by cash exercise, stock swap or net exercise, to the extent such forms of exercise are permitted by the Company). However, the trading restrictions do apply to any sale of Company stock acquired through an option exercise and, therefore, do apply to a broker-assisted cashless exercise.

The Policy’s trading restrictions do not apply to the vesting of restricted stock/units or performance stock/units, or to the exercise of a tax withholding right pursuant to which the person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting, to the extent such withholding is permitted by the Company. The trading restrictions do apply to any market sales of shares, such as a sale-to-cover transaction.

The Policy’s trading restrictions do not apply to a bona fide gift of Company stock so long as either (i) the recipient of the gift is subject to the same trading restrictions under this Policy as are applicable to you, or (ii) you otherwise have no reason to believe that the recipient intends to sell the securities immediately or during a period when you would not be permitted to trade pursuant to the terms of this Policy.

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy that any trades by the Company will comply with applicable law, including laws with respect to insider trading.

D.    Material Information. You should assume that information is material if an investor might consider the information to be important in deciding whether to buy, sell, or hold securities of the Company or other relevant company. Information may be important for this purpose even if it would not alone determine an investor's decision. Some (but not all) of the matters which may be material are financial performance, especially quarterly and annual earnings and significant changes in financial performance or liquidity, earnings forecasts, projections and strategic plans, significant new products or services, significant pricing changes, possible acquisitions, mergers or joint ventures, new major contracts, orders, suppliers, customers, or the loss thereof, dividend actions, stock splits, public or private securities/debt offerings, major discoveries or significant changes or developments in products and services or product and service lines, research or technologies, significant financing developments, major personnel changes, auditor changes and major regulatory, investigative or litigation developments. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or share price should it occur. Thus, information concerning an event that may have a large effect on share price, such as a merger, may be material even if the possibility that the event will occur is relatively small. We emphasize that the circumstances described above are merely illustrative.

When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether the information is material, you should consult the General Counsel before making any decision to disclose such information other than in accordance with your duties to the Company or to trade in the Company's or other relevant company's securities or recommend trading in the Company's or other relevant company's securities.

E.    Non-Public Information. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait a period of time after the information was publicly disclosed before you can treat the information as public. As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the General Counsel or assume the information is "non-public" and treat it as confidential.

Statement of Policy

Insider trading involves trading at any time when the person making the purchase or sale is aware of material non-public information regarding the company whose securities are being traded. If you have a doubt or question about whether you are aware of or in possession of material non-public information concerning the Company or another company, you should contact the Company’s General Counsel.

A.No Trading on Material Non-Public Information
1.Company Securities. If you are a Covered Person, you must not trade in any Company securities, or otherwise advise or assist any third-party trading Company securities, while you are aware of material non-public information regarding the Company.
2.Other Companies’ Securities. If you are a Covered Person, you must not trade in, or otherwise advise or assist any third-party trading, securities of any other company covered by Section 2.B.(2) or 2.B.(3) of this Policy, while you are aware of material non-public information obtained in the course of your service to the Company.

B.    No Disclosure to Others Who Might Trade. If you are a Covered Person, you must not communicate material non-public information to any person who does not need that information for a legitimate business purpose or recommend to anyone the purchase or sale of securities when you are aware of material non-public information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not actually trade and did not benefit from another’s trading.

C. Confidential Information
1.No Disclosure of Confidential Information. Unauthorized disclosure of internal information relating to the Company could cause competitive harm to the Company and in some cases could result in liability for the Company. Regardless of the motive or purpose involved, you should not discuss internal information about or related to the Company, including with respect to the Company's customers, suppliers, and other current or prospective partners, with anyone outside the Company, except as required in the performance of regular Company duties.
2.Communications with the Media and Investors. Communications on behalf of the Company with the media, securities analysts, and other investors must be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst, or an investor, you should decline to comment and refer the inquiry to the Company's Chief Financial Officer.
3.Safeguarding Confidential Information. Care must be taken to safeguard the confidentiality of material non-public information. In order to reduce the possibility that material non-public information will be inadvertently disclosed:
a.You must treat material non-public information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for a legitimate business purpose.
b.You should refrain from discussing material non-public information relating to the Company or any public company in public places where such discussions can be overheard.
c.If you become aware of any leak of material non-public information, whether inadvertent or otherwise, you should report the leak immediately to the Company’s General Counsel.

D.    Specific Material Developments. From time to time, material developments known only to a limited number of Company personnel may occur to cause the Company to impose on an appropriate group of Company personnel additional restrictions on trading. You will be notified if you become part of such a group, and you should not disclose to others the fact that you have been so notified and that restrictions on trading have been imposed.

Rule 10b5-1 Plans and Instructions

Transactions in Company securities that are executed pursuant to a 10b5-1 plan or instruction (or modifications thereto) approved in writing in advance by the Company’s General Counsel are not subject to the prohibition on trading on the basis of material non-public information or the restrictions in the attached Addendum relating to the pre-clearance approval process or window periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans or instructions that meet certain requirements. In general, a Rule 10b5-1 plan or instruction must be entered into (or modified) in good faith, not as part of a plan or scheme to evade the prohibitions of the insider trading rules and during a time when you are not aware of material non-public information. The plan/instruction and certain modifications thereto must also provide for a cooling-off period for at least the minimum period required under, and must comply with all other applicable provisions of, Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended.

Rule 10b5-1 plans and instructions must have a “cooling-off” period after adoption of the plan/instruction before any trading may begin. The cooling-off period must be:

•for directors and Section 16 officers: the later of 90 days after adoption, or two business days following the filing of the Form 10-Q or 10-K for the quarter in which the plan/instruction was adopted (not to exceed 120 days); or
•for all others: 30 days after adoption.

The cooling-off period will also apply to certain modifications to a Rule 10b5-1 plan or instruction, such as any modification affecting the amount, price, or timing of transactions.

Once the Rule 10b5-1 plan or instruction is adopted, you must not exercise any influence over the securities subject to the plan, including the amount of securities to be traded, the price at which they are traded, or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of the transactions in advance or delegate discretion on those matters to an independent party.

Employees who hold certain equity awards, such as restricted stock units or restricted shares, may be able to enter into a Rule 10b5-1 plan or instruction while not aware of material non-public information, which plan or instruction provides for a sale-to-cover transaction upon the vesting of such equity awards, where the plan or instruction authorizes an agent to sell only such shares as are necessary to satisfy the Company’s tax withholding obligations arising exclusively from the vesting of the equity award. The Company will make employees aware of the process established by the stock plan administrator for such plan or instruction.

Additional Restrictions on Corporate Insiders
Directors and Section 16 officers of the Company and other officers and key employees of the Company and its subsidiaries who have been designated as “Corporate Insiders” by the General Counsel, as well as related parties of such individuals, are subject to additional restrictions on trading Company securities as set out in the attached Addendum.

Consequences of Violating Laws and Policy
A.    Disciplinary Action. Company personnel who fail to comply with this Policy will be subject to appropriate disciplinary action, which may include, among other consequences, the ineligibility to participate in the Company’s equity incentive plans or termination of employment.

B.    Civil and Criminal Penalties. Under federal securities laws, the penalties for violating insider trading laws are severe. If you trade on (or tip) material non-public information, you are subject to civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000, and up to 20 years imprisonment. If the Company fails to take appropriate steps to prevent insider trading, the Company and its directors, officers, and other supervisory personnel may be subject to “controlling person” liability and potential civil and criminal penalties.

C.    Post-Service. Please be advised that insider trading laws remain applicable even after your employment or service relationship with the Company and/or its subsidiaries and affiliated companies terminates. In particular, if you are aware or become aware of material, non-public information regarding the Company at the end of your employment or service relationship or subsequent thereto, you should not trade in Company securities until that information has been publicly released and absorbed by the public. The Company requires your compliance with this Policy and federal and state securities laws during the term of your service with the Company, and expects your continued compliance with federal and state securities laws thereafter.

Questions
Questions regarding any of the provisions or procedures of this Insider Trading Policy should be directed to the General Counsel.

Policy Review and Monitoring
This policy must be:
•Approved by the General Counsel and Chief Financial Officer;
•Reviewed and updated every three years for completeness and accuracy; and,
•Read at least annually by all employees.

Inotiv encourages employees, including part-time, temporary, and contract employees to bring any questions and concerns of misconduct about any policy, including this Policy, to Inotiv’s attention by contacting an appropriate level of management or the Inotiv Integrity Line, in accordance with this Policy. The Inotiv Integrity Line can be reached at https://secure.ethicspoint.com/domain/media/en/gui/56822/index.html.

Concerns and questions can be brought or raised anonymously where allowed by law. All concerns and questions are managed confidentially.

Inotiv expressly prohibits retaliation and harassment to individuals who raise good-faith concerns about inappropriate conduct or alleged wrongdoing.

This policy may require other approvals as needed to comply with internal policies and SOPs.

ADDENDUM TO INSIDER TRADING POLICY
Additional Requirements and Responsibilities for Corporate Insiders
A.    Purpose. This Addendum supplements the Inotiv, Inc. (the “Company”) Insider Trading Policy and applies to Company directors and Section 16 officers as well as to other officers and employees designated by the General Counsel and Chief Financial Officer. These people are subject to both the general requirements of the Insider Trading Policy as well as to additional procedures and requirements described below to help prevent inadvertent violations of federal securities laws, to avoid even the appearance of impermissible insider trading, and to facilitate their compliance with certain legal requirements not applicable to Company personnel generally.

B.    Persons Covered. The individuals and entities described below are collectively referred to as “Corporate Insiders.”

1.Directors and Section 16 Officers. All provisions of this Addendum apply to the directors and officers of the Company subject to Section 16 of the Securities Exchange Act of 1934 (referred to herein as “Section 16 Persons”).

2.Other Officers and Employees. Designated provisions of this Addendum apply to designated other officers of the Company and to designated employees. These other officers and employees, whose duties cause them to regularly have access to material non-public information about the Company, will be notified by the General Counsel or Chief Financial Officer that they are subject to this Addendum.

3.Related Parties. If you are covered by either of the above categories, then this Addendum also applies to the same extent to your immediate family members and other individuals living in your household (“Family Members”), and to any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Company securities are directed by you or your Family Members or are subject to the influence or control of you or your Family Members. Also, you are responsible for informing all Family Members and such related parties of the requirements of this Addendum.

C. Blackout Periods

1.    Quarterly Blackout Periods. Because Corporate Insiders may have or be deemed likely to have advance access to periodic financial and other material information, the Company has established a regular blackout period further restricting trading for such persons. The Company policy is that Corporate Insiders, in addition to refraining from trading while in possession of material non-public information generally, must refrain from trading in Company securities during each period beginning on the 16th day of the third month of a fiscal quarter and ending at the opening of the market on the third business day after the Company has issued an earnings press release for that fiscal quarter. For the sake of clarity, if quarterly financial results are released before the open of market on a certain day, that day will count as the first trading day following the public release of such results.

2.    Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiations relating to mergers, acquisitions or dispositions of assets or other developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Corporate Insiders are subject to trading restrictions. If the Company imposes a special blackout period, it will notify the Corporate Insiders affected.

D.    Pre-Clearance of Securities Transactions

1.Because Corporate Insiders are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from transacting in Company securities, even when such transactions are otherwise permitted, without first pre-clearing all transactions in the Company's securities.

2.Subject to the exemption in paragraph 6 below, no Corporate Insider may, directly or indirectly, purchase or sell (or otherwise transact in any Company securities, including by making any transfer, gift, pledge, or loan of) any Company securities at any time without first obtaining prior approval from the Company's General Counsel. When seeking pre-clearance, the Corporate Insider must complete the form on Exhibit A and certify that (i) he or she (and his or her related parties if and as applicable) is not in possession of material non-public information concerning the Company and (ii) the proposed transaction(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act.

3.The Company's General Counsel shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted, but unless otherwise specified in no case longer than the then open trading window. If the transaction does not occur during such period, pre-clearance of the transaction must be re-requested.

4.To ensure that the Company has sufficient time to prepare and file necessary Forms 4 with the SEC, Section 16 Persons must also report the details of completed transactions to the Company’s General Counsel at least by the close of business on the date the transactions occur.

5.The existence of the foregoing approval procedures does not in any way obligate the General Counsel to approve any transactions requested by Corporate Insiders. The General Counsel may reject any transaction requests in his or her sole reasonable discretion.

E. Additional Restrictions on Trading by Section 16 Persons

1.Restricted Transactions. Section 16 Persons, or their designees, are also prohibited from engaging in the following transactions with respect to Company securities:
•purchasing Company securities on margin, or otherwise pledging Company securities;
•short sales of Company securities (selling securities not owned at the time of sale);
•buying or selling put or call options or other derivative securities based on Company securities;
•purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities (i) granted to the individual by the Company as part of the compensation of the individual or (ii) held, directly or indirectly, by the individual; provided, however, these restrictions do not prevent Section 16 Persons or their designees from engaging in general portfolio diversification or investing in broad-based index funds; and
•engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans.

2.Short-Swing Trading Restrictions. Section 16 Persons must also comply with the reporting obligations and limitations on short-swing trading transactions imposed by Section 16 of the Securities Exchange Act of 1934. Among other things, Section 16 requires directors and Section 16 officers to pay over to the Company any profit realized from any purchase and sale (in either order) of Company securities that occur within six months of each other.

Exhibit A

Submitted Pursuant to:

lnotiv, Inc. Insider Trading Policy

PRE-CLEARANCE TRADING APPROVAL FORM

I, (name), seek pre-clearance to engage in the transaction described below:

Acquisition or Disposition (circle one)

Name: ________________________________________________________
Date of Request: ________________________________________________________
Amount or # Shares: ________________________________________________________
Brief Description of Transaction: _________________________________________________

Broker: ________________________________________________________
Any existing Rule 10b5-1 plan or instruction: ________________________________________

I hereby certify that, (i) to the best of my knowledge, the transaction described herein is not prohibited by the Insider Trading Policy, (ii) neither I nor any of my Related Parties (as defined in the Insider Trading Policy) are in possession of material non-public information concerning the Company and (iii) the proposed transaction(s) do not violate the trading restrictions of Section 16 of the Exchange Act of 1934, as amended, or Rule 144 of the Securities Act of 1933, as amended.

Signature: Print Name:

Approved or Disapproved (circle one)

Date:

Signature: Print Name:

Title:

If approval is granted, you are authorized to proceed with this transaction. Unless revoked, the approval will normally remain valid until the close of trading two business days following the day of approval, but unless otherwise specified in no case longer than the then open trading window. If the transaction does not occur during such period, pre-clearance of the transaction must be re-requested.